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                                                                  EXHIBIT 17(e)

       1         PRUDENTIAL INTERMEDIATE GLOBAL INCOME FUND, INC.
                              GATEWAY CENTER THREE
                         100 MULBERRY STREET, 9TH FLOOR
                          NEWARK, NEW JERSEY 07102-4077


                            IMPORTANT PROXY MATERIALS


                                PLEASE VOTE NOW!


August    ,1999
      ----

Dear Shareholder:

I am writing to ask you to vote on an important proposal to merge Prudential Intermediate Global Income Fund, Inc. into The Global Total Return Fund, Inc. A shareholder meeting of Prudential Intermediate Global Income Fund, Inc. is scheduled for September 8, 1999. This package contains information about the proposal and includes materials you will need to vote by mail.

The Board of Directors of Prudential Intermediate Global Income Fund, Inc. has reviewed the proposed merger and has recommended that the proposed merger be presented to shareholders for their consideration. Although the Directors have determined that a merger is in the shareholders' best interest, the final decision is up to you.

If approved, the merger would give you the opportunity to participate in a larger fund with similar investment policies. It is estimated that the combined fund would also have lower expenses. To help you understand the proposal, we are including a "Q and A" that answers commonly asked questions about merger transactions. The accompanying proxy statement includes a detailed description of the proposed merger.

Please read the enclosed materials carefully and cast your vote on the proxy card. Remember, your vote is extremely important, no matter how large or small your holdings. By completing and returning the proxy card now, you can help avoid additional costs that are incurred with follow-up letters and calls. To vote, complete the proxy card enclosed in this package. Be sure to sign the card before mailing it in the postage-paid envelope provided.

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If you have any questions before you vote, please call us at 1-800-225-1852.
We're glad to help you understand the proposal and assist you in voting. Thank you for your participation.

Sincerely,



------------------------
John R. Strangfeld, Jr.
President

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            IMPORTANT INFORMATION TO HELP YOU UNDERSTAND AND VOTE ON
                                  THE PROPOSAL

       Please read the enclosed proxy statement for a complete description of the merger proposal. As a quick reference, the following provides a brief overview of the proposal.

WHAT PROPOSAL AM I BEING ASKED TO VOTE ON?

       You are being asked to approve a merger of Prudential Intermediate Global Income Fund, Inc. (Intermediate Fund) into The Global Total Return Fund, Inc. (Total Return Fund).

WHAT IS THE REASON FOR THIS MERGER?

       The proposed merger is intended to combine two similarly managed funds with the goal of overall lower expenses. The merger is also desirable because of the inability of Intermediate Fund to attract investment and build an investment portfolio that can effectively pursue the Fund's objective. The Total Return Fund which is a larger fund, has built an investment portfolio that can more fully implement its objective of total return through current income and capital appreciation.

DO THE FUNDS BEING MERGED HAVE SIMILAR INVESTMENT POLICIES?

       Yes. Both Funds are classified as "global" funds, which means they have the ability to invest in many countries, including the United States. As a result, they are grouped in the same Lipper Global Income investment category. In addition, both Funds have very similar investment objectives. Intermediate Fund seeks to maximize total return, made up of current income and capital appreciation. Total Return Fund seeks total return made up of current income and capital appreciation. Typically, both Funds invest at least 65% of total assets in U.S. and foreign government backed income-producing debt securities, although they have the ability to invest up to 35% of total assets in corporate debt instruments. In addition, Intermediate Fund typically limits investments in particular currencies to 30% of the Fund's total assets. Total Return Fund generally limits investments in particular currencies to 40% of the Fund's total assets, except for the euro (up to 65%). Also, since both Funds primarily invest in investment grade debt, they have credit quality breakdowns that resemble each other.

WHO ARE THE FUND PORTFOLIO MANAGERS FOR THESE FUNDS?

       Gabriel Irwin and Simon Wells currently manage both Funds and are expected to manage the combined fund.

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HOW DO THE EXPENSE STRUCTURES OF THE FUNDS COMPARE?

Ratios as of December 31, 1998:

             Intermediate Fund    Total Return Fund**    Pro Forma Combined
Class A           1.61%*                1.43%                   1.41%
Class B           2.11%                 1.93%                   1.91%
Class C           2.11%                 1.93%                   1.91%
Class Z           1.36%                 1.18%                   1.16%

*For the fiscal year ended December 31, 1998 the Distributor voluntarily reduced its distribution and service fee for Class A shares to .15 of 1% of the average daily net assets of Class A shares. For the fiscal year ending December 31, 1999 the Distributor contractually reduced its distribution and service fee for Class A shares to .25 of 1%. Therefore, net annual Fund operating expenses are expected to be 1.61% of the average daily net assets of Class A shares. Additionally, with respect to Intermediate Fund's Class C shares, the Distributor has contractually agreed to reduce its distribution and service fees for Class C shares to .75 of 1% of the average daily net assets of Class C shares. **For the fiscal year ending December 31, 1999, the Distributor has contractually reduced its distribution and service fee for Class A shares to .25 of 1% of the average daily net assets of the Class A shares and .75 of 1% for both Class B and Class C shares.

IS THE REORGANIZATION A TAXABLE EVENT FOR FEDERAL INCOME TAX PURPOSES?

       Typically, the exchange of shares pursuant to a reorganization does not result in a gain or loss for federal income tax purposes. A description of the conditions necessary to avoid tax recognition is included in the proxy statement.

WHAT WILL BE THE SIZE OF THE GLOBAL TOTAL RETURN FUND, INC. AFTER THE MERGER?

       If the proposal is approved, the combined fund is anticipated to have over $275 million in assets.

WHAT HAS BEEN THE COMPARATIVE PERFORMANCE OF THE FUNDS?

       A. The table below shows average annual total returns for both Total Return Fund and its Lipper peer group over the 1, 5 and 10 year and since inception periods. Please keep in mind that past performance is no guarantee of future results and you may have a gain or loss when you sell your shares.

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                AVERAGE ANNUAL TOTAL RETURN AS OF JUNE 30, 1999*

The Global Total Return Fund, Inc.

                           1 YEAR   5 YEAR   10 YEAR   SINCE INCEPTION
Class A shares                                            (7-07-86)
Class B shares                       N/A       N/A        (1-15-96)
Class C shares                       N/A       N/A        (1-15-96)
Class Z shares                       N/A       N/A        (3-17-97)
Lipper Global Income
Funds Average**                                             N/A+
J. P. Morgan Government Bond Index++

       * Average annual total returns are historical and include changes in share price, reinvestment of dividends and capital gains, if any. Share price, yield and return will vary.

       ** Lipper, Inc. is a nationally recognized organization that reports on mutual fund total return performance and calculates fund rankings. Lipper average returns are for all funds in each share class for the periods shown in the Global Income Funds category. Peer group averages include reinvested dividends and capital gains, if any, and exclude sales charges.

       + Lipper since inception returns are   % for Class A,   % for Class B and
       Class C and   % for Class Z Shares based on funds in each share class.

       ++ The Index is traded, unhedged, and measured in U.S. dollars. The Index is market weighted and represents the total return of government bonds from 13 countries, including Australia, Belgium, Canada, Denmark, France, Germany, Italy, Japan, the Netherlands, Spain, Sweden, the United Kingdom and the United States. The Index provides a broad measure of market performance. The Index is unmanaged and includes the reinvestment of all dividends, but does not reflect the payment of transaction costs and advisory fees associated with an investment in the Fund. The Index is not the only index that may be used to characterize performance of global bond funds, and other indexes may portray different comparative performances. Investors cannot invest directly in an index.

       The table below shows average annual total returns for both
Intermediate Fund and its Lipper peer group over the 1, 5 and 10 year and since inception periods. Please keep in mind that past performance is no guarantee of future results and you may have a gain or loss when you sell your shares.

                AVERAGE ANNUAL TOTAL RETURN AS OF JUNE 30, 1998*

Prudential Intermediate Global Income Fund, Inc.

                           1 YEAR   5 YEAR   10 YEAR   SINCE INCEPTION
Class A shares                                            (7-07-86)
Class B shares                       N/A       N/A        (1-15-96)
Class C shares                       N/A       N/A        (1-15-96)
Class Z shares                       N/A       N/A        (3-17-97)
Lipper Global Income
Funds Average**                                             N/A+
JP Morgan Government Bond Index

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       * Average annual total returns are historical and include changes in share price, reinvestment of dividends and capital gains, if any. Share price, yield and return will vary.

       ** Lipper, Inc. is a nationally recognized organization that reports on mutual fund total return performance and calculates fund rankings. Lipper average returns are for all funds in each share class for the periods shown in the Global Income fund category. Peer group averages include reinvested dividends and capital gains, if any, and exclude sales charges.

       +Lipper since inception returns are % for Class A, % for Class B and Class C and % for Class Z shares based on all funds in each share class.

HOW WILL YOU DETERMINE THE NUMBER OF SHARES OF THE GLOBAL TOTAL RETURN FUND, INC. THAT I WILL RECEIVE?

       As of the close of business of the New York Stock Exchange on September 17, 1999 (the Closing Date) of the merger, shareholders will receive the number of full and fractional Class A, Class B, Class C or Class Z shares of Total Return Fund, respectively, that is equal in value to the net asset value of their Class A, Class B, Class C or Class Z shares of Intermediate Fund on that date. The anticipated closing date is September 17, 1999.

WHAT IF THERE ARE NOT ENOUGH VOTES TO REACH QUORUM BY THE SCHEDULED SHAREHOLDER MEETING DATE?

       If we do not receive sufficient votes to hold the meeting, we or Shareholder Communications Corporation, a proxy solicitation firm, may contact you by mail or telephone to encourage you to vote. Shareholders should review the proxy materials and cast their vote to avoid additional mailings or telephone calls. If there are not sufficient votes to approve the proposal by the time of the Shareholder Meeting (September 8, 1999), the meeting may be adjourned to permit further solicitation of proxy votes.

HAS EACH FUND'S BOARD OF DIRECTORS APPROVED THE PROPOSAL?

       Yes. The Board of Directors of both Funds has unanimously approved the proposal and recommends that you vote to approve it.

HOW MANY VOTES AM I ENTITLED TO CAST?

       As a shareholder, you are entitled to one vote for each share you own of Intermediate Fund on the record date. The record date is July 2, 1999.

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HOW DO I VOTE MY SHARES?

       You can vote your shares by completing and signing the enclosed proxy card, and mailing it in the enclosed postage paid envelope. If you need any assistance, or have any questions regarding the proposal or how to vote your shares, please call Prudential at (800) 225-1852.

HOW DO I SIGN THE PROXY CARD?

       INDIVIDUAL ACCOUNTS: Shareholders should sign exactly as their names appear on the account registration shown on the card.

       JOINT ACCOUNTS: Both owners must sign and the signatures should conform exactly to the names shown on the account registration.

ALL OTHER ACCOUNTS: The person signing must indicate his or her capacity. For example, a trustee for a trust should include his/her title, such as "Jane Doe, Trustee"; or an authorized officer of a company should indicate his/her position with the company, such as "John Smith, President."